                                   EXHIBIT D

                  DEPOSIT ACCOUNT, ESCROW AND CONTROL AGREEMENT

     THIS DEPOSIT ACCOUNT, ESCROW AND CONTROL AGREEMENT (this "Agreement"), dated as of March 15, 2001, among ARGENESIS CORPORATION, a Delaware corporation ("Argenesis"), LINEDATA SERVICES, a corporation organized under the laws of France ("Linedata") and ZIONS FIRST NATIONAL BANK, as deposit agent (the "Deposit Agent").

                                    RECITALS:

     WHEREAS, Argenesis and Linedata have entered into the Long View Purchase Agreement dated as of the date hereof (as amended, modified, or supplemented from time to time, the "Purchase Agreement"), whereby Linedata will purchase all of the outstanding capital stock of The Long View Group, Inc. a Massachusetts corporation ("Long View") and a wholly owned subsidiary of Argenesis; and

     WHEREAS, it is a condition to the closing of the sale and purchase of the LongView shares that (i) Argenesis and Linedata execute this Agreement with respect to the indemnification obligations of Argenesis pursuant to Section 7.2 of the Purchase Agreement and (ii) Argenesis pledge to and grant a security interest in the Deposit Account (as defined below) to Linedata as secured party pursuant to the pledge and assignment agreement dated as of the date hereof from Argenesis to Linedata (as amended, modified, or supplemented from time to time, the "Pledge Agreement")

                                   AGREEMENTS:

     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements of the parties hereto, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Appointment of Deposit Agent; Control of Deposit Account.

             (a) Agenesis and Linedata hereby engage the Deposit Agent to hold in escrow $2,900,00.00 (the "Deposit") for a period of 18 months following the date hereof (the "Deposit Period") and to perform the duties of the Deposit Agent under this Agreement. The Deposit Agent hereby accepts its engagement as deposit agent under the terms hereof. On the date hereof and in accordance with Sections 1.2 and 7.5 of the Purchase Agreement, as certified to the Deposit Agent by Linedata, Linedata shall cause the Deposit to be delivered to the Deposit Agent. The Deposit Agent shall initially invest the Deposit in a separate interest-bearing deposit account (the "Deposit Account") approved by Argenesis and Linedata. The Deposit Account shall be established in the name of the Deposit Agent as collateral agent and bailee for Linedata. The Deposit Agent shall initially invest the Deposit in a simple interest-bearing account until Argenesis and Linedata provide the Deposit Agent with jointly executed written instructions regarding the investment of the Deposit. Any interest income and investment earnings on the Deposit shall be disbursed by the Deposit Agent in accordance with the terms of this Agreement. The Deposit shall be made in the name of Deposit Agent as collateral agent for Linedata and constitute and be part of the Deposit Account, and shall be maintained for such purpose and invested in accordance with the terms and subject to the conditions of this Agreement. The Deposit shall not be subject to any security interest or lien (other than the security interest and lien under the Pledge Agreement) and shall be used solely for the purposes set forth in this Agreement. The Deposit shall be held and disbursed by the Deposit Agent in accordance with the terms of this Agreement.

             (b) Argenesis and Linedata hereby acknowledge and agree that Argenesis has, pursuant to the Pledge Agreement, pledged, assigned, and transferred to Linedata, and granted a first priority security interest in and lien on the Deposit Account as collateral security for the performance by Argenesis of its secured obligations to Linedata. The Deposit Agent shall hold the Deposit Account as collateral agent and bailee for Linedata and, as such, the Deposit Agent (i) shall not at any time, unless it has received written instructions executed by Linedata to the contrary, permit Argenesis to withdraw any sums from the Deposit Account or close the Deposit Account other than pursuant to the terms of this Agreement, (ii) shall hold, safeguard and dispose of the Deposit, together with any interest accrued thereon, in strict accordance with the terms of this Agreement, and (iii) shall hold the Deposit Account and all investments therein as collateral agent and bailee for Linedata for the purposes of perfecting Linedata's security interest therein.

          2. Assertion of Claims. If at any time during the Deposit Period the Deposit Agent receives a written statement from Linedata (each a "Notice") which is addressed to the Deposit Agent and Argenesis with respect to any claim of indemnity whereby Linedata certifies and specifies the nature, amount and details of such claim (each a "Claim") for which Linedata is seeking indemnification from Argenesis under Section 7.2 of the Purchase Agreement (attached hereto as Schedule 1 and made a part hereof) and the Deposit Agent does not receive, within five (5) business days following receipt of the Notice, a written statement from Argenesis disputing the Claim, the Deposit Agent shall, within six (6) business days following receipt of the Notice, distribute to Linedata from the Deposit funds equal to the amount of the Claim set forth in the Notice. If the Deposit Agent receives written notice from Argenesis within the 5-day period referenced above that Argenesis disputes (a "Dispute") Linedata's right to receive funds from the Deposit and directs the Deposit Agent not to make a distribution to Linedata, in lieu of distributing such funds to Linedata, the Deposit Agent shall retain in escrow funds equal to the amount of the Claim subject to the Dispute pending either (i) joint written instructions of Argenesis and Linedata or (ii) a final order of arbitrators in accordance with Section 9.9 of the Purchase Agreement (attached hereto as Schedule 2 and made a part hereof), in each case, directing the Deposit Agent on how to proceed with respect to such Claim. Notwithstanding the foregoing, and except as provided in Article VII of the Purchase Agreement (attached hereto as Schedule 3 and made a part hereof), Linedata shall not have the right to make any Claims against the Deposit for indemnification until the aggregate of all Claims exceeds $250,000.00 (the "Basket"), and then Linedata shall only be entitled to receive any Claim amounts in excess of $100,000.00. The above referenced provisions of the Purchase Agreement set forth in Schedules 1, 2 and 3 attached hereto are incorporated solely with respect to Argenesis and Linedata, and the Deposit Agent shall have no duty or responsibility to interpret the Purchase Agreement or Schedules 1, 2 or 3 attached hereto.

          3. Distribution of Deposit; Termination. Upon expiration of the Deposit Period, any funds remaining in the Deposit together with any interest accrued thereon which are not subject to any Dispute by Argenesis or any unpaid Claim of Linedata shall be distributed to Argenesis within five (5) business days after such date. Following expiration of the Deposit Period, any funds of the Deposit relating to a pending Dispute shall remain in escrow with the Deposit Agent until such time as the Dispute has been resolved and the Deposit Agent receives written instructions in the form of either (i) or (ii) of Section 2 hereof. Following expiration of the Deposit Period and distribution of all funds in the Deposit (including any interest accrued thereon), this Agreement shall terminate.

          4. Resolution of Disputes. In the event of any Dispute between Linedata and Argenesis regarding the disbursement of the Deposit, or if the Deposit Agent shall receive conflicting demands or instructions with respect thereto, the Deposit Agent shall withhold disbursement of all such funds relating to the Dispute until such time as the Deposit Agent receives written instructions in the form of either (i) or (ii) of Section 2 hereof, in each case, directing the Deposit Agent how to proceed with respect to the Dispute.

          5. Deposit Agent's Rights and Responsibilities.

             (a) The Deposit Agent shall furnish copies of all customary deposit account statements and other information relating to the Deposit Account to Linedata and Argenesis.

             (b) The Deposit Agent is authorized to rely upon the written instructions of (i) any officer of Linedata as being the act of Linedata and (ii) any officer of Argenesis as being the act of Argenesis. The Deposit Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement and shall be fully protected in acting in accordance with any written instructions given to it hereunder and reasonably believed by it in good faith to have been executed by the proper parties.

             (c) The Deposit Agent shall have no duty to inquire or determine upon Linedata's exercise of its rights and remedies under the Uniform Commercial Code of any applicable jurisdiction whether Argenesis is in default under the Pledge Agreement or whether Linedata is entitled under the Pledge Agreement to commence any such exercise. The Deposit Agent shall be indemnified and held harmless by Argenesis for any loss, cost or expense that the Deposit Agent may sustain or incur in acting upon any such instructions from Linedata which the Deposit Agent reasonably believes in good faith to be instructions from Linedata, except for any damages, liabilities or losses resulting from the willful or negligent conduct of the Deposit Agent or any of its employees.

             (d) The Deposit Agent shall not be liable for any damages, liabilities or losses arising out of, or in connection with, the services to be performed by the Deposit Agent pursuant to this Agreement, except for any damages, liabilities or losses resulting from the willful or negligent conduct of the Deposit Agent or any of its employees.

             (e) The Deposit Agent shall maintain a record of all Claims against the Deposit filed with it pursuant to Section 2 hereof, a record of all such Claims which become payable Claims and a record of all payments and distributions from the Deposit. Upon termination of this Agreement, the Deposit Agent shall within 10 business days deliver to Linedata and Argenesis a full and final accounting with regard to the Deposit.

             (f) Unless the Deposit Agent has received the prior written consent of Linedata and Argenesis, it shall not exercise any right of recoupment or set-off, or assert any security interest or other lien, that it may at any time have against or in the Deposit Account. The Deposit Agent may, however, from time to time debit the Deposit Account for any customary charges in maintaining the Deposit Account or reimbursement for the reversal of any provisional credits granted by the Deposit Agent to the Deposit Account, to the extent, in each case, that Argenesis and Linedata have separately paid or reimbursed the Deposit Agent therefor as provided in this Agreement.

             (g) The Deposit Agent shall not enter into any agreement with Linedata, Argenesis or any other person as to the disposition of funds from the Deposit Account, other than this Agreement.

          6. Compensation of Deposit Agent. As compensation for the services to be performed by it pursuant to this Agreement, the Deposit Agent shall receive a fee of $2,500.00 plus all reasonable expenses, including the reasonable fees and expenses of its counsel, which the Deposit Agent may incur in connection with the administration of this Agreement, which expenses shall be paid to the Deposit Agent within 15 business days after receipt by Linedata and Argenesis of an invoice from the Deposit Agent evidencing such costs and expenses. All amounts to be paid to the Deposit Agent in accordance with this Section 6 shall be borne equally by Linedata and Argenesis.

          7. Resignation of Deposit Agent. The Deposit Agent, or any successor, may resign as Deposit Agent hereunder by giving written notice thereof to Linedata and Argenesis. The resignation shall become effective upon the earlier of (i) appointment by Linedata and Argenesis of a successor Deposit Agent that accepts appointment and agrees to be bound by the terms of this Agreement or
(ii) the expiration of 60 days following notice from the Deposit Agent. Upon effectiveness of the resignation, all duties of the Deposit Agent so resigning shall cease, other than the duty to account in accordance with Section 5(e) hereof. Linedata and Argenesis shall have the right to terminate the appointment of the Deposit Agent hereunder by giving joint written notice thereof to the Deposit Agent specifying the date upon which such termination shall take effect.

          8. Amendments; Waivers. No amendment, modification or waiver of any term or provision of this Agreement, and no consent to any departure by the parties hereto shall in any event be effective unless the same shall be in writing and signed by all parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The instructions contained in this Agreement shall not be modified, amended or altered in any way except by a writing (which may be in counterpart copies) signed by both Linedata and Argenesis and acknowledged by the Deposit Agent.

          9. No Modification to Purchase Agreement. This Agreement is intended solely to supplement and implement the provisions of the Purchase Agreement and is not intended to modify, amend or vary any of the rights or obligations of Linedata or Argenesis under the Purchase Agreement.

         10. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and will be deemed delivered when personally delivered or when actually received by facsimile or electronic transmission or overnight courier service, to the address or facsimile number set forth on the signature page hereto (or at such other address or facsimile number as such party may designate by written notice to the other parties).

         11. Governing Law. This Agreement and the secured transactions relating to the Deposit Account shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws of that state. Any suit, action or other proceeding seeking to enforce any provision of, or based upon any right arising out of, in connection with, or in any way relating to, this Agreement or the transactions contemplated hereby shall resolved by arbitration conducted in accordance with Schedule 2.

         12. Assignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

         13. Tax Reporting Matters. Linedata and Argenesis agree to provide the Deposit Agent with certified tax identification numbers for each of them by furnishing appropriate Form W-9 (or Forms W-8, in the case of non-U.S. persons) and other tax forms and documents that the Deposit Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Deposit Agent within thirty
(30) days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Deposit Agent, the Deposit Agent may be required under the Internal Revenue Code (as amended from time to time) to withhold a portion of any interest earned on the funds or investments held by the Deposit Agent in the Deposit Account pursuant to this Agreement.

         14. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but which together will constitute one and the same instrument.



                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                              ARGENESIS CORPORATION

                              150 California Street
                              San Francisco, California 94111
                              Attention: President
                              Facsimile: (415) 395-3500

                              By: /s/ [ILLEGIBLE]
                                  ---------------------------------------------
                              Name:
                              Title:


                              LINEDATA SERVICES

                              2, Rue Louis Bleriot
                              BP 208-92595 Rueil-Malmaison cedex
                              Paris, France
                              Attention: Mr. Anvaraly Jiva
                              Facsimile: 33-0-1-47-77-6825

                              By: /s/ ANVARALY JIVA
                                  ---------------------------------------------
                              Name:  Anvaraly Jiva
                              Title: President du Directoire


                              ZIONS FIRST NATIONAL BANK
                              10 East South Temple #300
                              Salt Lake City, Utah 84111
                              Attention: Dave Van Wagoner
                              Facsimile (801) 524-4838

                              By:
                                  ---------------------------------------------
                              Name:  Dave Van Wagoner
                              Title: Second Vice President

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                              ARGENESIS CORPORATION

                              150 California Street
                              San Francisco, California 94111
                              Attention: President
                              Facsimile: (415) 395-3500

                              By:
                                  ---------------------------------------------
                              Name:
                              Title:


                              LINEDATA SERVICES

                              2, Rue Louis Bleriot
                              BP 208-92595 Rueil-Malmaison cedex
                              Paris, France
                              Attention: Mr. Anvaraly Jiva
                              Facsimile: 33-0-1-47-77-6825

                              By:
                                  ---------------------------------------------
                              Name:
                              Title:


                              ZIONS FIRST NATIONAL BANK
                              10 East South Temple #300
                              Salt Lake City, Utah 84111
                              Attention: Dave Van Wagoner
                              Facsimile (801) 524-4838

                              By: /s/ DAVE VAN WAGONER
                                  ---------------------------------------------
                              Name:  Dave Van Wagoner
                              Title: Second Vice President

                                   SCHEDULE 1


                      Section 7.2 of the Purchase Agreement



     7.2 Indemnification by Seller. From and after the Closing Date and subject to the provisions of this Article VII, Seller shall indemnify, defend and hold harmless Purchaser and its subsidiaries and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnitees"), from and against any and all actions, proceedings, costs, damages, claims, liabilities (absolute and contingent), fines, penalties, payments, costs and expenses (including reasonable counsel fees, interest, penalties and disbursements) (collectively, "Losses"), that may be asserted against or suffered or incurred by the Purchaser Indemnities arising out of, relating to any breach of any representation, warranty, covenant or agreement by Seller made in this Agreement or the Ancillary Agreements.

                                  SCHEDULE 2


                     Section 9.9 of the Purchase Agreement



     9.9  Dispute Resolution.

     (a) Any legal disagreement, dispute, controversy or claim arising out of or relating to this Agreement, the interpretation hereof, the relationship contemplated hereby, or the breach, termination or invalidity hereof shall be finally resolved by arbitration conducted in accordance with the then most current version of the Commercial Dispute Resolution procedures of the American Arbitration Association.

     (b) The parties agree to use all commercially reasonable efforts to assure that the arbitration procedure set forth herein, once commenced, shall be completed as expeditiously as possible. The arbitrators shall render their decision to the parties in writing together with the underlying reasoning, including separate statements of findings of facts and conclusions of law, no later than 60 days after completion of hearings, but in no event later than 180 days from the date of appointment of the last of the arbitrators to be appointed. The decision of the arbitrators shall be final and binding upon the parties and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                                  SCHEDULE 3



                     Article VII of the Purchase Agreement


     Article VII   INDEMNIFICATION

     7.1 Survival of Representations and Warranties. The representations and warranties of the parties to this Agreement shall survive the Closing Date regardless of any investigation made by or on behalf of any party, for a period of two years following the Closing Date. Notwithstanding the foregoing, (i) the representations made in Section 2.11, 2.14 and 2.20 shall survive until the applicable statutes of limitations (including any extensions thereof pursuant to the delivery of waivers for the applicable period of limitations) have expired and (ii) the representations and warranties made in Section 2.3 shall survive indefinitely.

     7.2 Indemnification by Seller. From and after the Closing Date and subject to the provisions of this Article VII, Seller shall indemnify, defend and hold harmless Purchaser and its subsidiaries and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnitees"), from and against any and all actions, proceedings, costs, damages, claims, liabilities (absolute and contingent), fines, penalties, payments, costs and expenses (including reasonable counsel fees, interest, penalties and disbursements) (collectively, "Losses"), that may be asserted against or suffered or incurred by the Purchaser Indemnities arising out of, relating to any breach of any representation, warranty, covenant or agreement by Seller made in this Agreement or the Ancillary Agreements.

     7.3 Indemnification by Purchaser. From and after the Closing Date and subject to the provisions of this Article VII, Purchaser shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Indemnitees"), from and against any and all Losses that may be asserted against or suffered or incurred by the Seller Indemnities arising out of, relating to any breach of any representation, warranty, covenant or agreement on the part of Purchaser made in this Agreement or the Ancillary Agreements.

     7.4  Notice and Resolution of Claims.

     (a)  Notice. Each Person entitled to indemnification pursuant to Section
7.2 or 7.3 (an "Indemnitee") shall give written notice to the Seller or Purchaser, respectively, promptly after obtaining knowledge of any claim that it may have under Section 7.2 or 7.3, as applicable. Such notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give such notice in a timely manner shall not release the party from whom such indemnification is sought (the "Indemnifying Party") from its obligations under
Section 7.2 or 7.3, as applicable, except to the extent that such failure materially prejudices the ability of the Indemnifying Party to contest such claim.


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

     (b) Defense of Third Party Claims. If a claim for indemnification pursuant to Section 7.2 or 7.3 shall arise from any action that might reasonably be expected to result in an indemnifiable claim from a third party (a "Third Party Claim"), the Indemnifying Party may assume the defense of such Third Party Claim, provided the Indemnifying Party proceeds with diligence and in good faith with respect thereto. If the Indemnifying Party assumes the defense of such Third Party Claim, such defense shall be conducted by counsel chosen by the Indemnifying Party, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of such Third Party Claim at its own expense (which will not be recoverable from the Indemnifying Party under this Article VII or otherwise). In addition, the Indemnitee may employ separate counsel, and the Indemnifying Party shall bear the expenses of such separate counsel, if (i) in the written opinion of counsel to the Indemnified Party reasonably satisfactory to the Indemnifying Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or
(iii) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party. In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties with respect to any claim indemnified under this Article VII. Notwithstanding the foregoing provisions of this Section 7.4(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.2 or 7.3 without the Indemnitee's prior written consent unless as part of such settlement the Indemnitee is released from all liability with respect to such Third Party Claim and such settlement does not impose any equitable remedy on the Indemnitee, adversely affect the Indemnitee's business or require the Indemnitee to admit any wrongdoing, and (ii) no Indemnitee shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.2 or
Section 7.3 without the Indemnifying Party's prior written consent unless as part of such settlement the Indemnifying Party is released from all liability with respect to such Third Party Claim and such settlement does not impose any equitable remedy on the Indemnifying Party, adversely affect the Indemnifying Party's business or require the Indemnifying Party to admit any wrongdoing.

     7.5 Deposit Agreement. In order to secure Seller's indemnification obligations under Section 7.2 hereof, Seller shall, at the Closing, execute and deliver a deposit account, escrow and control agreement substantially in the form of Exhibit D hereto (the "Deposit Agreement") and a pledge and assignment agreement substantially in the form of Exhibit E hereto (the "Pledge Agreement"), and Purchaser shall deposit with Zions First National Bank (the "Deposit Agent") the Deposit to be held for a period of 18 months (the "Deposit Period"). The Deposit Agent shall administer the Deposit on behalf of Purchaser and Seller in accordance with the Deposit Agreement. Any interest accrued with respect to investment of the Deposit shall constitute a part of the Deposit and shall be distributed to Seller or Purchaser pursuant to the terms of the Deposit Agreement upon termination of the Deposit Period.

     7.6  Limitations on Liability.

     (a) Other than Claims made regarding Taxes or breaches of any representations set forth in Sections 2.3(a), 2.14(b)(ii), 2.14(b)(iv), 2.16(a) and 2.17, Seller's obligations to indemnify Purchaser for any Losses pursuant to
Section 7.2 shall not be effective until the aggregate amount of all such Losses for which Seller is liable to Purchaser under Section 7.2 exceeds $250,000 (the "Basket"), and thereafter Seller shall only be liable to Purchaser for any amounts of Losses in excess of $100,000 (the "Deductible").

     (b) Other than Claims made regarding breaches of any representations set forth in Sections 2.3(a), 2.11, 2.14(b)(ii), 2.14(b)(iv), 2.16(a) or 2.17, in
no event shall Seller's liability under Section 7.2 exceed in the aggregate $5,800,000.

     7.7 Exclusive Remedy. The provisions of this Article VI shall constitute the sole and exclusive remedy of Purchaser, on the one hand, and Seller, on the other, for any Losses suffered by either of them on account of any breach by the other of any representations, warranties, covenants or agreements contained in this Agreement.

     7.8  Adjustment to Purchase Price. All amounts paid pursuant to this
Article VII (other than interest payments) shall be treated by the parties hereto on all Tax Returns as an adjustment to the Share Purchase Price.

     7.9  Coordination with Tax Covenant. In the event any provision of this
Article VII is inconsistent with any provision of Section 5.3, the provisions of
Section 5.3 shall control.


                                       12